EXHIBIT 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2023 FIRST QUARTER RESULTS

IRVINE, CA, November 3, 2022 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2023 first quarter ended September 30, 2022. The Company also filed its Quarterly Report on Form 10-Q for the first quarter of fiscal year 2023 with the Securities and Exchange Commission today.

Net sales for the three months ended September 30, 2022 increased $1.1 million, or 11%, to $11.1 million from $10.0 million for the three months ended September 30, 2021. The increase is driven primarily by $0.8 million in increased repairs of the surgical handpiece we sell to our largest customer as well as increases of $0.7 million in sales of our NRE & proto-type offerings. Offsetting these increases, sales of our medical devices decreased approximately $397,000 in the first quarter of fiscal 2023 compared to the corresponding period of the prior fiscal year. As previously described, sales are often not on a continuous upward trajectory due to variability in new product launches and customer planned inventory builds, but we remain confident in our continued long-term sales growth.

Gross profit for the three months ended September 30, 2022, decreased $472,000, or 14%, compared to the year-ago period. Gross margin decreased by 7 percentage points to 27% during the three months ended September 30, 2022, compared to 34% during the corresponding year-ago period, due primarily to repairs of the surgical handpiece we sell to our largest customer. Beginning in fiscal 2023 we began upgrading all repaired units for this customer to the newest release of the handpiece at no additional cost. We have continued to deliver these upgrades in good faith, while continuing negotiations with this customer to compensate us for these more costly upgrades.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2022 decreased $104,000 from the corresponding year-ago period. The decrease resulted from decreased non-cash stock compensation expense related to previously issued awards as well as reduced research and development expenses as we have more billable projects in the first quarter of fiscal 2023 compared to the corresponding period of the prior fiscal year.

Net income for the quarter ended September 30, 2022 was $1.1 million, or $0.29 per diluted share, compared to $1.1 million, or $0.28 per diluted share, for the quarter ended September 30, 2021.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our first quarter results and to share that the FDA has authorized commencement of manufacturing activities at the Franklin facility. Additionally,” concluded Mr. Van Kirk, “we are confident that our negotiations with our largest customer related to upgrades will conclude with an infusion of additional revenue.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Pro-Dex also sells compact pneumatic air motors for a variety of industrial applications. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the risk factors and other disclosures concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2022	June 30, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$2,798	$849
Investments	813	755
Accounts receivable, net of allowance for doubtful accounts of $2 and $0 at September 30, 2022 and at June 30, 2022, respectively	11,045	15,384
Deferred costs	587	710
Inventory	15,664	12,678
Prepaid expenses and other current assets	928	790
Total current assets	31,835	31,166
Land and building, net	6,319	6,343
Equipment and leasehold improvements, net	4,852	4,833
Right of use asset, net	2,156	2,248
Intangibles, net	108	118
Deferred income taxes, net	764	797
Investments	1,889	1,779
Other assets	42	42
Total assets	$47,965	$47,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,549	$3,761
Accrued liabilities	3,245	2,751
Income taxes payable	731	544
Deferred revenue	851	1,013
Note payable	3,297	3,285
Total current liabilities	11,673	11,354
Lease liability, net of current portion	1,954	2,054
Notes payable, net of current portion	9,922	10,250
Total non-current liabilities	11,876	12,304
Total liabilities	23,549	23,658
Shareholders’ Equity:
Common stock; no par value; 50,000,000 shares authorized; 3,606,422 and 3,596,131 shares issued and outstanding at September 30, 2022 and June 30, 2022, respectively	7,354	7,682
Retained earnings	17,062	15,986
Total shareholders’ equity	24,416	23,668
Total liabilities and shareholders’ equity	$47,965	$47,326

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2022	2021

Net sales	$11,087	$9,988
Cost of sales	8,131	6,560
Gross profit	2,956	3,428

Operating expenses:
Selling expenses	53	37
General and administrative expenses	1,024	1,093
Research and development costs	929	980
Total operating expenses	2,006	2,110
Operating income	950	1,318
Other income (expense):
Interest and dividend income	218	24
Realized gain on sale of marketable equity investments	6	—
Unrealized gain on marketable equity investments	250	149
Interest expense	(130)	(120)
Total other income	344	53

Income before income taxes	1,294	1,371
Provision for income taxes	218	307
Net income	$1,076	$1,064

Basic and diluted net income per share:
Basic net income per share	$0.30	$0.29
Diluted net income per share	$0.29	$0.28

Weighted average common shares outstanding:
Basic	3,616,392	3,651,334
Diluted	3,694,959	3,777,118
Common shares outstanding	3,606,422	3,666,319